Exhibit 10.31

THIRD AMENDMENT

THIS THIRD AMENDMENT (this “Third Amendment”) is made and entered   into as of July 15th 2016, by and between BRE/COH FL LLC, a Delaware limited    liability company (“Landlord”) and KEMPHARM, INC., a Delaware corporation ("Tenant").

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated November 3, 2014 (the "Original Lease"), as previously amended by that certain Confirmation Letter dated November 10, 2014 (re: the Original Lease), that certain First Amendment dated April 21, 2015 (the "First Amendment"), that certain Notice of Lease Term Dates dated June 12, 2015 (re: First Amendment) and that certain Second Amendment dated January 8, 2016 (the "Second Amendment") (as amended, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 4,639 rentable square feet (the "Existing Premises") described as Suite Nos. 102B and 103 on the first (1st) floor of the building commonly known as Celebration Office Center II located at 1170 Celebration Boulevard, Celebration, Florida, which premises are scheduled to be relocated to the Substitution Space (defined in the Second Amendment) in the building commonly known as Celebration Office Center I located at 1180 Celebration Boulevard, Celebration, Florida.

B.

The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 6,302 rentable square feet described as Suite No. 108 on the first (1st) floor of the building commonly known as Celebration Office Center I located at 1180 Celebration Boulevard, Celebration, Florida and shown on Exhibit A attached hereto (the “Suite 108 Expansion Space"), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.     Suite 108 Expansion.

1.1.

Effect of Suite 108 Expansion. Effective as of the Suite 108 Expansion Effective Date (defined in Section 1.2 below), the Premises shall be the Substitution Space (as defined in Recital C of the Second Amendment) and the Suite 108 Expansion Space, and, from and after the Suite 108 Expansion Effective Date, the Substitution Space and the Suite 108 Expansion Space shall collectively be deemed the "Premises" (provided, however, that if the Substitution Effective Date (as defined in the Second Amendment) has not occurred on or before the Suite 108 Expansion Effective Date, then during the period commencing on the Suite 108 Expansion Effective Date and ending on the day preceding the Substitution Effective Date, the Existing Premises and the Suite 108 Expansion Space shall collectively be deemed the "Premises", and on and after the Substitution Effective Date the Substitution Space and the Suite 108 Expansion Space shall collectively be deemed the "Premises"). The term of the Lease for the Suite 108 Expansion Space (the "Suite 108 Expansion Term") shall commence on the Suite 108 Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the last day of the 108th full calendar month beginning on or after the Suite 108 Expansion Effective Date (the "Suite 108 Expansion Space Expiration Date"). During the Suite 108 Expansion Term, the Suite 108 Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Suite 108 Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises or the Substitution Space, and (b) no representation or warranty made by Landlord with respect to the Existing Premises or the Substitution Space shall apply to the Suite 108 Expansion Space.

1.2.

Suite 108 Expansion Effective Date. As used herein, "Suite 108 Expansion Effective Date" means the earlier of (i) the first date on which Tenant conducts business in the Suite 108 Expansion Space pursuant to this Third Amendment, or (ii) the date on which the Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto), which is anticipated to be twelve (12) weeks after the full execution and delivery of this Amendment (the "Target Suite 108

Expansion Effective Date"). The adjustment of the Suite l08 Expansion Effective Date and, accordingly, the postponement of Tenant's obligation to pay rent for the Suite 108 Expansion Space shall be Tenant' s sole remedy if the Tenant Improvement Work is not Substantially Complete on the Target Suite l08 Expansion Effective Date.

1.3.

Confirmation Letter. At any time after the Suite l 08 Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.

1.4.

Lease Terms Not-Coterminous. For the avoidance of doubt, it is acknowledged and agreed that (a) the term of the Lease for the Suite 108 Expansion Space is not coterminous with the term of the Lease for the Substitution Space; and (b) upon the expiration of either such term before the other such term, Sections 8 and 16 and all other provisions of the Original Lease that would apply to the entire Premises if the Term were expiring with respect to the entire Premises shall apply to the space for which the term of the Lease is expiring as if the term of the Lease were expiring with respect to the entire Premises.

2.	Base Rent. With respect to the Suite 108 Expansion Space during the Suite 108 Expansion Term, the schedule of Base Rent shall be as follows:

Period During Suite 108 Expansion Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent*
Suite 108 Expansion Effective Date through last day of 12th full calendar month of Suite 108 Expansion Term	$23.75	$12,472.71
13th through 24th full calendar months of Suite 108 Expansion Term	$24.34	$12,782.56
25th through 36th full calendar months of Suite 108 Expansion Term	$24.95	$13,102.91
37th through 48th full calendar months of Suite 108 Expansion Term	$25.58	$13,433.76
49th through 60th full calendar months of Suite 108 Expansion Term	$26.22	$13,769.87
61st through 72nd full calendar months of Suite 108 Expansion Term	$26.87	$14, I I 1.23
73rd through 84th full calendar months of Suite 108 Expansion Term	$27.54	$14,463.09
85th through 96th full calendar months of Suite 108 Expansion Term	$28.23	$14,825.46
97th full calendar month of Suite 108 Expansion Term through last day of Suite 108 Expansion Term	$28.94	$15,198.32

*plus, applicable State of Florida sales tax.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the foregoing, Base Rent for the Suite 108 Expansion Space shall be abated, in the amount of $12,472.71 per month , for the first six (6) full calendar months of the Suite 108 Expansion Term; provided, however, that if a Default (as defined in Section 19 of the Original Lease) exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured .

3.

Additional Security Deposit. Upon Tenant's execution, hereof, Tenant shall pay Landlord the sum of $48,273.00, which shall be added to and become part of the Security Deposit held by Landlord pursuant to Section 21.1 of the Original Lease. Accordingly, simultaneously with the execution hereof, the Security Deposit is hereby increased from $82,500.00 to $130,773.00. Effective as of the date hereof, the second (italicized) paragraph of Section 4 of the Second Amendment is deleted in its entirety and replaced with the following:

"Subject to the remaining terms of this Section 21.1. and provided that, during the 12-month period immediately preceding the effective date of any reduction of the Security Deposit, Tenant has timely paid all Rent and no default has occurred under this Lease beyond any applicable cure period (the "Security Reduction Conditions"), Tenant shall have the right to reduce the amount of the Security Deposit so that the new Security Deposit amount will be: (i) $98,079.75 effective as of the first day of the 30h’ fall calendar month of the Suite 108 Expansion Term; (ii)

$65,386.50 effective as of the first day of the 4n2d fall calendar month of the Suite 108 Expansion Term; and (iii) $32,693.25 effective as of the first day of the 54th fall calendar month of the Suite 108 Expansion Term. Notwithstanding anything to the contrary contained herein, if Tenant has been in Default under this Lease at any time prior to the effective date of any reduction of the Security Deposit and Tenant has failed to cure such Default within any applicable cure period, then Tenant shall have no right to reduce the amount of the Security Deposit as described herein.

If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord    with

written notice requesting that the Security Deposit be reduced as provided above (the "Security Reduction Notice"). If Tenant provides Landlord with a Security Reduction Notice, and Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within 45 days after the later to occur of (a) Landlord's receipt of the Security Reduction Notice, or (b) the date upon which Tenant is entitled to a reduction in the Security Deposit as provided above. "

4.	Tenant's Share. With respect to the Suite 108 Expansion Space during the Suite 108 Expansion Term, Tenant's Share shall be 7.7436%.

5.

Expenses and Taxes for Suite 108 Expansion Space During Suite 108 Expansion Term. With respect to the Suite 108 Expansion Space during the Suite 108 Expansion Term, Tenant shall pay for Tenant's Share of Expenses and Taxes in accordance with the terms of the Lease (including the second sentence of Section 6 of the Second Amendment); provided, however, that, with respect to the Suite 108 Expansion Space during the Suite 108 Expansion Term, the Base Year for Expenses and Taxes shall be 2016.

6.	Improvements to Suite 108 Expansion Space.

6.1.

Configuration and Condition of Suite 108 Expansion Space. Tenant acknowledges that it has inspected the Suite 108 Expansion Space and agrees to accept it in its existing configuration and condition (or in such other configuration and condition as any existing tenant of the Suite 108 Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Third Amendment.

6.2.	Responsibility for Improvements to Suite 108 Expansion Space. Landlord shall perform improvements to the Suite 108 Expansion Space in accordance with Exhibit B attached hereto.

7.

Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Third Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

7.1.

Parking. In addition to the parking rights previously granted to Tenant under the terms of the Lease, with respect to the Suite 108 Expansion Space during the Suite 108 Expansion Term, Tenant shall have the right, but not the obligation, to rent from Landlord on a monthly basis throughout the Suite 108 Expansion Term, up to 30 additional unreserved parking passes (the "Suite 108 Parking Spaces") located on the surface parking lot servicing the Project and subject to the terms and conditions set forth in Section 24 of the Original Lease, as amended from time to time. During the Suite 108 Expansion Term the Suite 108 Parking Spaces shall be free of charge. During any extension of the Suite 108

Expansion Term, Tenant shall pay Landlord the prevailing monthly charges established from time to time for such Suite I 08 Parking Spaces, payable in advance, with Tenant's payment of monthly Base Rent.

7.2.	Notice Addresses. Any notice required under the Lease to be sent to Landlord shall be sent to the following addresses:

BRE/COH FL LLC

c/o Equity Office

2311 Cedar Springs, Suite 300

Dallas, TX 75201 Attn: Rob Shults

with copies to:

BRE/COH FL LLC

c/o Equity Office

222 South Riverside Plaza Suite 2000

Chicago, IL 60606

Attn: Managing Counsel

Equity Office

222 South Riverside Plaza Suite 2000

Chicago, IL 60606

Attn: Lease Administration

7.3.

Above-Standard Use. The parties acknowledge that, as of the date first written above, Landlord's charge for HVAC service outside Building HVAC Hours is $40.00 per hour per zone, subject to change from time to time.

7.4.	Extension Options for the Suite 108 Expansion Space.

7.4.1.

Grant of Option: Conditions. Subject to the terms herein, Tenant shall have the right to extend the Suite 108 Expansion Term (the "First Extension Option") for one additional period of 5 years commencing on the day following the Suite I 08 Expansion Space Expiration Date and ending on the 5th anniversary of the Suite 108 Expansion Space Expiration Date (the "First Extension Term"), and, if Tenant properly exercised the First Extension Option and the Suite I 08 Expansion Term was extended as a result thereof, Tenant shall also have the right to extend the Suite I 08 Expansion Term (the "Second Extension Option") for one additional period of 5 years commencing on the date following the last day of the First Extension Term and ending on the 5th anniversary of the last day of the First Extension Term (the "Second Extension Term"). Throughout the remainder of this provision, unless specifically provided otherwise, the First Extension Option and Second Extension Option are each referred to as an "Extension Option", and the First Extension Term and the Second Extension Term are each referred to as an "Extension Term".

It is agreed that Tenant may exercise an Extension Option only if:

A.

Not less than 9 and not more than 12 full calendar months before the applicable expiration date, Tenant delivers written notice to Landlord (the "Extension Notice") electing to exercise the Extension Option and stating Tenant's estimate of the Prevailing Market (defined in Section 7.4.5 below) rate for the Extension Term;

B.	Tenant is not in Default under the Lease beyond any applicable cure period when Tenant delivers the Extension Notice;

C.	No part of the Suite 108 Expansion Space is sublet (other than to an

Affiliate of Tenant) when Tenant delivers the Extension Notice; and

D.	The Lease has not been assigned (other than pursuant to a Permitted Transfer) before Tenant delivers the Extension Notice.

7.4.2.	Terms Applicable to Extension Term.

A.

During the Extension Term, (a) the initial Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot as of the commencement of the Extension Term and shall be subject to annual increases in accordance with the determination of Prevailing Market; and (b) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease. Except as otherwise expressly provided in this Amendment, the terms and conditions set forth in the Lease, as amended from time to time, shall apply during the Extension Term.

B.

During the Extension Term Tenant shall pay Tenant's Share of Expenses and Taxes for the Suite 108 Expansion Space in accordance with the Lease. During the Extension Term the Base Year for Expenses and Taxes shall be the calendar year in which the Extension Term commences.

C.	Any free rent, construction allowance or similar concession may be part of the negotiations pertinent to determining the Prevailing Market with respect to the Extension Term.

7.4.3.	Procedure for Determining Prevailing Market.

A.

Initial Procedure. Within 30 days after receiving the Extension Notice, Landlord shall give Tenant either (i) written notice ("Landlord's Binding Notice") accepting Tenant's estimate of the Prevailing Market rate for the Extension Term stated in the Extension Notice, or (ii) written notice ("Landlord's Rejection Notice") rejecting such estimate and stating Landlord's estimate of the Prevailing Market rate for the Extension Term. If Landlord gives Tenant a Landlord's Rejection Notice, Tenant, within 15 days thereafter, shall give Landlord either

(i)     written notice ("Tenant's Binding Notice") accepting Landlord's estimate of the Prevailing Market rate for the Extension Term stated in such Landlord's Rejection Notice, or (ii) written notice ("Tenant's Rejection Notice") rejecting such estimate. If Tenant gives Landlord a Tenant's Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate and terms for the Extension Term. If, within 30 days after delivery of a Tenant's Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate and terms, the provisions of Section 7.4.3.B below shall apply.

B.	Dispute Resolution Procedure.

1. If, within 30 days after delivery of a Tenant's Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate and terms, Landlord and Tenant, within five (5) days thereafter, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate and terms for the Extension Term (collectively, the "Estimates"). If the higher of such Estimates is not more than 105% of the lower of such Estimates, the Prevailing Market rate shall be deemed to be the average of the two Estimates. Otherwise, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate and terms for the Extension Term. Each appraiser so selected shall be certified as an MAI appraiser or as acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Third Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Third Amendment as of the day and year first above written.

WITNESSES:		LANDLORD:
/s/ Michelle Boyle		BRE/COH FL LLC, a Delaware limited liability company
Print Name:	Michelle Boyle	/s/ Mark W. Smith
		Name:	Mark W. Smith
/s/ Briana Kan		Title:	Managing Director
Print Name:	Briana Kan

WITNESSES:		TENANT:
/s/ Susan Smoker		KEMPHARM, INC, a Delaware corporation
Print Name:	Susan Smoker	/s/ R. LaDuane Clifton
		Name:	R. LaDuane Clifton
/s/ Katy Powell		Title:	Chief Financial Officer
Print Name:	KatyPowell

EXHIBIT A

OUTLINE AND LOCATION OF SUITE 108 EXPANSION SPACE

EXHIBITB

WORK LETTER

As used in this Exhibit B (this "Work Letter"), the following terms shall have the following meanings: "Agreement" means the Amendment of which this Work Letter is a part. "Premises" shall mean the Suite 108 Expansion Space. "Tenant Improvements" means all improvements to be constructed in the Premises (i.e., the Suite 108 Expansion Space) pursuant to this Work Letter. "Tenant Improvement Work" means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1     ALLOWANCE.

1.1     Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Allowance") in the amount of $189,060.00 (i.e., $30.00 per rentable square foot of the Premises) to be applied toward the Allowance Items (defined in Section 1.2 below). Notwithstanding the foregoing, Tenant, by notice to Landlord, may apply all or any portion of the Allowance to amounts due and owing to Landlord pursuant to Section 3.3 of Exhibit B to the Second Amendment as a result of the cost of the "Tenant Improvement Work" under Exhibit B to the Second Amendment exceeding the "Maximum Amount" thereunder, in which event the Allowance available to Tenant hereunder shall be reduced by the amount so applied. Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision of this Agreement, if, for any reason other than a breach by Landlord of its obligations under this Agreement, the entire Allowance is not used within twelve (12) months following the Suite 108 Expansion Effective Date, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2     Disbursement. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the "Allowance Items"): (a) the fees of the Architect (defined in Section 2.1 below); (b) the cost of preparing the Engineering Drawings (defined in Section 3.2.1 below); (c) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (d) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions; (e) the cost of any change to the base, shell or core of the Premises or Building required by the Approved Plans (defined in Section 2.7 below) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (t) the cost of any change to the Approved Plans or the Tenant Improvement Work required by law; (g) [intentionally omitted]); (h) sales and use taxes; and (i) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

2	ARCHITECTURAL PLANS; PRICING.

2.1     Selection of Architect. Landlord shall retain the architect/space planner of Landlord's choice (the "Architect") to prepare the Architectural Drawings (defined in Section 2.5 below).

2.2	[Intentionally Omitted.]

2.3     Approved Space Plan. Landlord and Tenant acknowledge that they have approved the scope of work described in the space plan for the Premises prepared by C4 Architecture and attached hereto as Exhibit B-1, excluding any provision thereof that is inconsistent with any provision of this Agreement (the "Approved Space Plan").

2.4     Additional Programming Information. Tenant shall deliver to Landlord, in writing, all information (including all interior and special finishes) that, when combined with the Approved Space Plan, will be sufficient to complete the Architectural Drawings, together with all information (including all electrical requirements, telephone requirements, special HVAC requirements, and plumbing requirements) that, when combined with the Approved Space Plan, will be sufficient to complete the Engineering Drawings (collectively, the "Additional Programming Information"). The Additional Programming Information shall be (a) consistent with the Approved Space Plan, (b) consistent with Landlord's requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (collectively, the "Landlord Requirements"), and (c) otherwise subject to Landlord's reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after the later of Landlord's receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Additional Programming Information, Landlord's notice of disapproval shall describe with reasonable specificity the basis for such disapproval and Tenant shall modify the Additional Programming Information and resubmit it for Landlord's approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information. Such approved Additional Programming Information shall be referred to herein as the "Approved Additional Programming Information." If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause the Architect and/or other contractors or consultants of Landlord to assist Tenant, in preparing all or a portion of the Additional Programming Information; provided, however, that, whether or not the Additional Programming Information is prepared with such assistance, Tenant shall be solely responsible for the timely preparation and delivery of the Additional Programming Information and for all elements thereof and, subject to Section I above, all costs relating thereto.

2.5     Architectural Drawings. After approving the Additional Programming Information, Landlord shall cause the Architect to prepare and deliver to Tenant the final architectural (and, if applicable, structural) working drawings for the Tenant Improvement Work that are in a form that

(a) when combined with any programming information that is contained in the Approved Space Plan or the Approved Additional Programming Information but not expressly incorporated into such working drawings, will be sufficient to enable the Contractor (defined in Section 3.1 below) and its subcontractors to bid on the Tenant Improvement Work, and (b) when combined with any Engineering Drawings that satisfy the Engineering Requirements (defined in Section 3.2.1 below), will be sufficient to obtain the Permits (defined in Section 3.3 below) (the "Architectural Drawings"). The Architectural Drawings shall conform to the Approved Space Plan and the Approved Additional Programming Information. The Architect's preparation and delivery of the Architectural Drawings shall occur within 15 business days after the later of Landlord's approval of the Additional Programming Information or the mutual execution and delivery of this Agreement. Tenant shall approve or disapprove the Architectural Drawings by notice to Landlord. If Tenant disapproves the Architectural Drawings, Tenant's notice of disapproval shall specify any revisions Tenant desires in the Architectural Drawings. After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Architectural Drawings and resubmit them to Tenant, taking into account the reasons for Tenant's disapproval; provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Architectural Drawings that conflicts with the Landlord Requirements or is otherwise reasonably disapproved by Landlord. Such revision and resubmission shall occur within five (5) business days after the later of Landlord's receipt of Tenant's notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such mutual execution and delivery) if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Architectural Drawings. Such approved Architectural Drawings shall be referred to herein as the "Approved Architectural Drawings."

2.6	Construction Pricing.

2.6.1     Construction Pricing Proposal. Within 10 business days after the Architectural Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with Landlord's reasonable estimate (the "Construction Pricing Proposal") of the cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Architectural Drawings and the Approved Additional Programming Information. Tenant shall provide Landlord with notice approving or disapproving the Construction Pricing Proposal. If Tenant disapproves the Construction Pricing Proposal, Tenant's notice of disapproval shall be accompanied by proposed revisions to the Approved Architectural Drawings and/or the Approved Additional Programming Information that Tenant requests in order to resolve its objections to the Construction Pricing Proposal, and Landlord shall respond as required under Section 2.7 below. Such procedure shall be repeated as necessary until the Construction Pricing Proposal is approved by Tenant. Upon Tenant's approval of the Construction Pricing Proposal, Landlord may purchase the items set forth in the Construction Pricing Proposal and begin construction relating to such items.

2.6.2     Over-Allowance Amount. If the Construction Pricing Proposal exceeds the Allowance, then Tenant, concurrently with its delivery to Landlord of its approval of the Construction Pricing Proposal, shall deliver to Landlord cash in the amount of such excess (the "Over-Allowance Amount"). Any Over-Allowance Amount shall be disbursed by Landlord before the Allowance and pursuant to the same procedure as the Allowance. If, after the Construction Pricing Proposal is approved by Tenant, (a) any revision is made to the Approved Additional Programming Information or the Approved Architectural Drawings, or Tenant disapproves any Engineering Drawings that satisfy the Engineering Requirements, or the Tenant Improvement Work is otherwise changed, in each case in a way that increases the Construction Pricing Proposal, or (b) the Construction Pricing Proposal is otherwise increased to reflect the actual cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the terms hereof, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord immediately upon Landlord's request.

2.7     Revisions. If Tenant requests any revision to the Approved Space Plan, the Approved Additional Programming Information, the Approved Architectural Drawings, or the Approved Engineering Drawings (defined in Section 3.2 below) (collectively, the "Approved Plans"), Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall deliver to Tenant notice of any resulting change in the most recent Construction Pricing Proposal, if any (together with a copy of the revision itself, except in the case of the Approved Additional Programming Information), within five (5) (or, in the case of the Approved Architectural Drawings or the Approved Engineering Drawings, 15) business days after the later of Landlord's receipt of such request or the mutual execution and delivery of this Agreement, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Without limitation, it shall be deemed reasonable for Landlord to disapprove any such proposed revision that conflicts with the Landlord Requirements. Landlord shall not revise the Approved Plans without Tenant's consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Plans within two (2) business days after receiving Landlord's request for approval thereof. For purposes hereof, any change order affecting the Approved Plans shall be deemed a revision thereto.

2.8     Tenant's Approval Deadline. Tenant shall approve the Construction Pricing Proposal pursuant to Section 2.6.l above on or before Tenant's Approval Deadline (defined below). As used in this Work Letter, "Tenant's Approval Deadline" means the date occurring one (1) week after the mutual execution and delivery of this Agreement; provided, however, that Tenant's Approval Deadline shall be extended by one (1) day for each day, if any, by which Tenant's approval of the Construction Pricing Proposal pursuant to Section 2.6.1 above is delayed by any failure of Landlord to perform its obligations under this Section 2.

3	CONSTRUCTION.

3.1     Contractor. Landlord shall retain a contractor of its choice (the "Contractor") to perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2	Engineering Drawings.

3.2.1     Preparation. Landlord shall cause the engineering working drawings for the mechanical, electrical, plumbing, fire-alarm and fire sprinkler work in the Premises (the "Engineering Drawings") to (a) be prepared by one or more of the Architect, the Contractor, and/or engineers or other consultants selected and/or retained by the Architect, the Contractor or Landlord, and (b) conform to the Approved Space Plan, the Approved Additional Programming Information, the first sentence of Section 4 below, and any then-existing Approved Architectural Drawings (collectively, the "Engineering Requirements").

3.2.2     Design Build. Except as provided in Section 3.2.3 below, the Engineering Drawings shall be delivered to Tenant within 15 business days after the later of Tenant's approval of the Architectural Drawings pursuant to Section 2.5 above or the mutual execution and delivery of this Agreement. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), the Engineering Drawings within two (2) business days after the latest of

(a) Tenant's receipt of the Engineering Drawings, (b) Tenant's approval of the Architectural Drawings, or (c) the mutual execution and delivery of this Agreement. After receiving any such notice of reasonable disapproval, Landlord shall cause the Contractor to revise the Engineering Drawings and resubmit them to Tenant, taking into account the reasons for Tenant's disapproval; provided, however, that Landlord shall not be required to make any revision to the Engineering Drawings that conflicts with the Engineering Requirements or the Landlord Requirements or is otherwise reasonably disapproved by Landlord. Such procedure shall be repeated as necessary until Tenant has reasonably approved the Engineering Drawings. Such approved Engineering Drawings shall be referred to herein as the "Approved Engineering Drawings".

3.2.3     Design Bid Build. If Landlord, at its option, causes the Engineering Drawings to be delivered to Tenant on or before the date on which the Architectural Drawings are first delivered to Tenant pursuant to Section 2.5 above, then (a) Section 3.2.2 above shall not apply; (b) Tenant's review and approval of the Engineering Drawings shall be governed by Section 2.5 above as if the Engineering Drawings were part of the Architectural Drawings; and (c) the Engineering Drawings, as approved by Tenant pursuant to Section 2.5 above, shall be referred to herein as the "Approved Engineering Drawings".

3.3     Permits. Landlord shall cause the Contractor to submit the Approved Architectural Drawings and the Approved Engineering Drawings (collectively, the "Approved Construction Drawings") to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all permits necessary for the Contractor to complete the Tenant Improvement Work (the "Permits").

3.4	Construction.

3.4.1     Performance of Tenant Improvement Work. Landlord shall cause the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings.

3.4.2     Contractor's Warranties. Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within I I months after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall promptly cause such defect to be corrected.

4     COMPLIANCE WITH LAW; SUITABILITY FOR TENANT'S USE. Landlord shall cause the Architect and the Contractor to use the Required Level of Care (defined below) to cause the Architectural Drawings and the Engineering Drawings to comply with law; provided, however, that Landlord shall not be responsible for any violation of law resulting from (a) any particular use of the Premises (as distinguished from general office use), or (b) any failure of the Approved Additional Programming Information to comply with law. As used herein, "Required Level of Care" means the level of care that reputable architects and engineers customarily use to cause architectural and engineering plans, drawings and specifications to comply with law where such plans, drawings and specifications are prepared for spaces in buildings comparable in quality to the Building. Except as provided above in this Section 4, Tenant shall be responsible for ensuring that the Approved Plans are suitable for Tenant's use of the Premises and comply with law, and neither the preparation of any of the Approved Plans by the Architect or the Contractor nor Landlord's approval of the Approved Plans shall relieve Tenant from such responsibility. To the extent that either party (the "Responsible Party") is responsible under this Section 4 for causing the Approved Plans to comply with law, the Responsible Party may contest any alleged violation of law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by law, and exercising any right of appeal (provided that the other party incurs no liability as a result of such contest and that, after completing such contest, the Responsible Party makes any modification to the Approved Plans or any alteration to the Premises that is necessary to comply with any final order or judgment).

5	COMPLETION.

5.1 Substantial Completion. For purposes of Section 1 .2 of this Agreement, and subject to Section 5.2 below, the Tenant Improvement Work shall be deemed to be "Substantially Complete" upon the completion of the Tenant Improvement Work pursuant to the Approved Construction Drawings (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant's use of the Premises.

5.2 Tenant Cooperation; Tenant Delay. Tenant shall use reasonable efforts to cooperate with Landlord, the Architect, the Contractor, and Landlord's other consultants to complete all phases of the plans and specifications for the Tenant Improvement Work, approve the Construction Pricing Proposal, obtain the Permits, and complete the Tenant Improvement Work as soon as possible, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties' progress. Without limiting the foregoing, if (i) the Tenant Improvements include the installation of electrical connections for furniture stations to be installed by Tenant, and (ii) any electrical or other portions of such furniture stations must be installed in order for Landlord to obtain any governmental approval required for occupancy of the Premises, then (x) Tenant, upon five (5) business days' notice from Landlord, shall promptly install such portions of such furniture stations in accordance with Sections 7.2 and 7.3 of the Lease, and (y) during the period of Tenant's entry into the Premises for the purpose of performing such installation, all of Tenant's obligations under this Agreement relating to the Premises shall apply, except for the obligation to pay Monthly Rent. In addition, without limiting the foregoing, if the Substantial Completion of the Tenant Improvement Work is delayed (a "Tenant

Delay") as a result of (a) any failure of Tenant to approve the Construction Pricing Proposal pursuant to Section 2.6.1 above on or before Tenant's Approval Deadline; (b) any failure of Tenant to timely approve the Engineering Drawings for any reason other than their failure to satisfy the Engineering Requirements; (c) any failure of Tenant to timely approve any other matter requiring Tenant's approval;

(d) any breach by Tenant of this Work Letter or this Agreement; (e) any request by Tenant for any revision to, or for Landlord's approval of any revision to, any portion of the Approved Plans (except to the extent that such delay results from a breach by Landlord of its obligations under Section 2.7 above);

(t) any requirement of Tenant for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvement Work as set forth in this Agreement; (g) any change to the base, shell or core of the Premises or Building required by the Approved Construction Drawings; or (h) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Agreement, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred. Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Premises to Tenant before the Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

6     MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, Landlord's obligations under this Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Work Letter shall not apply to any space other than the Premises.

EXHIBITB-1

APPROVED SPACE PLAN

EXHIBIT C

NOTICE OF LEASE TERM DATES

_,     20

To:

Re: Third Amendment (the "Third Amendment"), dated     2016, to a lease agreement dated November 3, 2014, between BRE/COH FL LLC, a Delaware limited liability company ("Landlord"), and KEMPHARM, INC., a Delaware corporation ("Tenant"), concerning Suite I 08 on the first (151 floor of the building located at 1180 Celebration Boulevard,

Celebration, Florida (the "Suite 108 Expansion Space").

Lease lD: ____________________________

Business Unit Number:--------

Dear-------

In accordance with the Third Amendment, Tenant accepts possession of the Suite 108 Expansion Space and confirms that the Suite I 08 Expansion Effective Date is , 20_ .

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, under Section 2.3 of the Third Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it.

"Landlord":

BRE/COH FL LLC, a Delaware limited liability company

By:      Name:      Title:

Agreed and Accepted as of      , 20_.

"Tenant":

KEMPHARM,

corporation

INC.,     a     Delaware

By:      Name:      Title: